SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: January 26, 2007

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of Incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) In August 2006, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Corinthian Colleges, Inc. (the "Company") met to discuss the annual adjustments to the compensation arrangements of the senior executive officers of the Company for the fiscal year that began on July 1, 2006. In light of the Company's then-ongoing review of historic stock option grants by a special committee of the Board (the "Special Committee"), the Committee deferred consideration of salary increases, bonuses, or equity compensation grants for senior executive officers until after the Special Committee had completed its work. Following completion of the Special Committee's work, the Committee subsequently met on December 8, 2006, December 15, 2006 and January 25 and 26, 2007 to consider these matters. The Committee retained the services of a nationally recognized compensation consulting firm to advise it regarding compensation levels at other companies against whom the Company competes for executive talent. The Committee requested additional input from its compensation consultant following the resignation of David Moore as Chairman of the Board and as an employee of the Company, and the Board's appointment of Terry Hartshorn as non-executive Chairman of the Board.

On January 26, 2007, the Committee took the following action: (i) it increased Mr. Massimino's annual base salary for fiscal 2007 to $800,000, retroactive to the beginning of the Company's fiscal year; (ii) it revised Mr. Massimino's fiscal 2007 target bonus to 115% of his base salary; and (iii) it approved the grant of an option to purchase 210,000 shares of the Company's common stock and 30,000 restricted stock units to Mr. Massimino. The options and restricted stock units will be granted to Mr. Massimino on February 2, 2007 and will vest 25% on each of August 24, 2007, August 24, 2008, August 24, 2009 and August 24, 2010 (Mr. Massimino and other senior executive officers would have received an annual grant of stock options and restricted stock units on August 24, 2006 but for the Committee's deferral of its compensation deliberations pending the completion of the Special Committee's review).   The exercise price of the options will be the closing market price of the Company's stock on February 2, 2007.   Kenneth Ord, Mark Pelesh and Beth Wilson, each of whom is a named executive officer, will each receive an option to purchase 52,500 shares of the Company's common stock and 7,500 restricted stock units on the same grant date and with the same exercise price (as to the stock options) and vesting schedule as Mr. Massimino. The other material terms and conditions of the stock option agreements and restricted stock unit agreements for each of such persons have previously been filed with the Commission, except that Mr. Massimino's options will terminate prior to their normal expiration date on the 90th day following the later to occur of the dates Mr. Massimino ceases to be (i) the Chief Executive Officer of the Company, or (ii) a member of the Board.

Additionally, upon the recommendation of the Nominating Committee and following receipt of input from its compensation consultant, the Committee approved the grant of an option to purchase 20,000 shares of the Company's common stock to Mr. Hartshorn for his service as Chairman of the Board. These options will have an exercise price equal to the closing market price of the Company's common stock on February 2, 2007, and will vest in equal monthly installments over the next twelve months following the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

February 01, 2007	/s/ Stan A. Mortensen
Stan A. Mortensen
Senior Vice President and General Counsel